                                  Exhibit 99.2

                      Solicitation and Marketing Materials

                            SECURITY BANCORP, INC.
                         PROPOSED HOLDING COMPANY FOR
               SECURITY FEDERAL SAVINGS BANK OF MCMINNVILLE, TN
                            MCMINNVILLE, TENNESSEE

                         PROPOSED MARKETING MATERIALS

                                    3-__-97

                              Marketing Materials
                            Security Bancorp, Inc.
                                McMinnville, TN

                               Table of Contents
                               -----------------

I.        Press Releases
          A.   Explanation
          B.   Schedule
          C.   Distribution List
          D.   Press Release Examples

II.       Advertisements
          A.   Explanation
          B.   Schedule
          C.   Advertisement Examples

III.      Question and Answer Brochure
          A.   Explanation
          B.   Method of Distribution
          C.   Example

IV.       IRA Mailing
          A.   Explanation
          B.   Quantity
          C.   IRA Mailing Example

V.        Counter Cards and Lobby Posters
          A.   Explanation
          B.   Quantity

VI.       Proxy Reminder
          A.   Explanation
          B.   Example

                              I.  Press Releases


A.   Explanation

     In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises the Savings Bank to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

     Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.   Schedule

     1.   OTS Approval of Conversion

     2.   Close of Stock Offering

                             C.  Distribution List

                          National Distribution List
                          --------------------------


National Thrift News                    Wall Street Journal
--------------------                    -------------------
212 West 35th Street                    World Financial Center
13th Floor                              200 Liberty
New York, New York  10001               New York, NY  10004
Richard Chang

American Banker                         SNL Securities
---------------                         --------------
One State Street Plaza                  Post Office Box 2124
New York, New York  10004               Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                 Investors Business Daily
-------                                 ------------------------
Dow Jones & Company                     12655 Beatrice Street
Barrons Statistical Information         Post Office Box 661750
200 Burnett Road                        Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
--------------
229 West 43rd Street
New York, NY  10036

                               Local Media List
                               ----------------

                               (To be provided)


Newspaper
---------


Radio
-----

D.   Press Release Examples
     PRESS RELEASE                      FOR IMMEDIATE RELEASE
                                        ---------------------
                                        For More Information Contact:
                                        Joe H. Pugh, President and CEO
                                        (615) 473-4483

                         SECURITY FEDERAL SAVINGS BANK
                         -----------------------------

                       CONVERSION TO STOCK FORM APPROVED
                       ---------------------------------

     McMinnville, Tennessee (May __, 1997) - Joe H. Pugh, President and Chief Executive Officer of Security Federal Savings Bank of McMinnville, TN ("Security Federal" or the "Savings Bank"), McMinnville, Tennessee, announced that Security Federal has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In connection with the Conversion, Security Federal has formed a holding company, Security Bancorp, Inc., to hold all of the outstanding capital stock of Security Federal.

     Security Bancorp, Inc. is offering up to 379,500 shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of the Savings Bank will have an opportunity to subscribe for stock through a Subscription Offering that expires on __________, 1997. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons permanently residing in Warren County, Tennessee. The Subscription Offering and Community Offerings will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed to customers on or about _____________, 1997.

     As a result of the Conversion, Security Federal will be structured in the stock form as are all commercial banks and an increasing number of savings institutions and will be a wholly-owned subsidiary of Security Bancorp, Inc. According to Mr. Pugh, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers with questions concerning the stock offering should call the Savings Bank's

Stock Information Center at (615) ________, or visit one of Security Federal's offices.

     Security Federal also has filed applications to convert to a Tennessee chartered commercial bank simultaneous with or as soon as practicable after its conversion to stock form. The decision whether or not to undertake the conversion to a commercial bank will depend on the economic and regulatory climate at that time, among other factors.

PRESS RELEASE                           FOR IMMEDIATE RELEASE
                                        ---------------------
                                        For More Information Contact:
                                        Joe H. Pugh, President and CEO
                                        (615) 473-4483

               SECURITY FEDERAL SAVINGS BANK OF MCMINNVILLE, TN
               ------------------------------------------------
                       COMPLETES INITIAL STOCK OFFERING
                       ---------------------------------


     McMinnville, Tennessee - (____________, 1997) Joe H. Pugh, President and Chief Executive Officer of Security Federal Savings Bank of McMinnville, TN ("Security Federal" or the "Savings Bank"), announced today that Security Bancorp, Inc., the proposed holding company for Security Federal, has completed its initial stock offering in connection with the Savings Bank's conversion from mutual to stock form. A total of __________ shares were sold at the price of $10.00 per share.

     On ____________, 1997, Security Federal's Plan of Conversion was approved by the Savings Bank's voting members at a special meeting of members.

     Mr. Pugh said that the officers and boards of directors of Security Bancorp, Inc. and Security Federal wished to express their thanks for the response to the stock offering and that Security Federal looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock is anticipated to commence trading on _______, 1997 on the OTC "Electronic Bulletin Board" under the symbol "____". Trident Securities, Inc. of Raleigh, North Carolina managed the stock offering.

                              II.  Advertisements

A.   Explanation

     The intended use of the attached advertisement "A" is to notify Security Federal's customers and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind Security Federal's customers of the closing date of the Subscription Offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.
     2. Advertisement B - To be run during the last week of the subscription offering.


     Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering and the Community Offering, if conducted.

     Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

     These ads will run in the local newspapers.

     The ad size will be as shown or smaller.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation,
  nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is unlawful.


NEW ISSUE                                                        _________, 1997

                                379,500 SHARES

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                         SECURITY FEDERAL SAVINGS BANK
                              OF MCMINNVILLE, TN

             will convert from a federal mutual savings bank to a
                      federal capital stock savings bank
               and then to a Tennessee chartered commercial bank
                    and become a wholly owned subsidiary of

                            SECURITY BANCORP, INC.

                                 COMMON STOCK

                                _______________

                            PRICE $10.00 PER SHARE
                                _______________


                           TRIDENT SECURITIES, INC.

               For a copy of the prospectus call (615) ________.

Copies of the Prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.

THE COMMON STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

Advertisement (B)

               SECURITY FEDERAL SAVINGS BANK OF MCMINNVILLE, TN

                     ____________, 1997 IS THE DEADLINE TO
                     ORDER STOCK OF SECURITY BANCORP, INC.


         Customers of Security Federal Savings Bank of McMinnville, TN
                             have the opportunity
         to invest in Security Federal Savings Bank of McMinnville, TN by subscribing
               for common stock in its proposed holding company

                            SECURITY BANCORP, INC.

                 A Prospectus relating to these securities is
                   available at our office or by calling our
                  Stock Information Center at (615) ________.

              This announcement is neither an offer to sell nor a
              solicitation of an offer to buy the common stock of
             Security Bancorp, Inc. The offer is made only by the
                Prospectus.  The shares of common stock are not
             deposits or savings accounts and will not be insured
                 by the Federal Deposit Insurance Corporation
                        or any other government agency.

        Copies of the Prospectus may be obtained in any State in which this announcement is circulated from Trident Securities,
             Inc. or such other brokers and dealers as may legally
                     offer these securities in such state.

                      III.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer some of the most commonly asked questions in "plain, everyday language"; and b) to highlight in brochure form the purchase commitments of the Savings Bank's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of the Savings Bank.

     2. Question and Answer brochures are available in Security Federal's offices.

     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                    PROPOSED OFFICER AND DIRECTOR PURCHASES


                                                                              Percent of Shares at
                                                                              Maximum of
                               Anticipated Number    Anticipated Dollar       Estimated Valuation
Name                           of Shares Purchased   Amount Purchased         Range
----                           -------------------   ----------------         --------------
Robert W. Newman
  Chairman of the Board
Joe H. Pugh
  President, Chief Executive
  Officer and Director
Raymond Talbert
  Executive Vice President
John W. Duncan
  Vice President
Dr. R. Neil Schultz
  Director
Earl H. Barr
  Director
Donald R. Collette
  Director
Dr. John T. Mason, III
  Director
Dr. Franklin J. Noblin
  Director

THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITY BANCORP, INC. COMMON STOCK. SUCH OFFER AND SOLICITATION MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

THE SHARES OF SECURITY BANCORP, INC. COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             QUESTIONS AND ANSWERS
                                   REGARDING
                            THE PLAN OF CONVERSION

On January 15, 1997, the Board of Directors of Security Federal Savings Bank of McMinnville, TN ("Security Federal" or the "Savings Bank") unanimously adopted, and on March 7, 1997 unanimously amended, the Plan of Conversion, pursuant to which Security Federal will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank ("Stock Conversion") and then to a Tennessee chartered commercial bank ("Bank Conversion") (collectively, the "Conversion"). In addition, all of Security Federal's outstanding capital stock will be issued to the holding company, Security Bancorp, Inc. ("Security Bancorp"), which was organized by Security Federal to own Security Federal as a subsidiary.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Security Federal will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Security Federal's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Security Federal.

For complete information regarding the Conversion, see the Prospectus and the Proxy Statement dated ________, 1997. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at (615)
________.


THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITY BANCORP, INC. COMMON STOCK. SUCH OFFER AND SOLICITATION MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

THE SHARES OF SECURITY BANCORP, INC. COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             QUESTIONS AND ANSWERS

                            SECURITY BANCORP, INC.
                       (THE PROPOSED HOLDING COMPANY FOR
               SECURITY FEDERAL SAVINGS BANK OF MCMINNVILLE, TN)

Questions and Answers Regarding the Subscription and Community Offerings

                          MUTUAL TO STOCK CONVERSION
                          --------------------------

1.   Q.   WHAT IS A "STOCK CONVERSION"?
     A. Conversion is a change in the legal form of organization. Security Federal currently operates as a federally-chartered mutual savings bank with no stockholders. Through the Stock Conversion, Security Federal will become a federally-chartered stock savings bank, and the stock of its holding company, Security Bancorp, Inc., will be held by stockholders who purchase stock in the Subscription, Direct Community and Syndicated Community Offerings or in the open market following the Offerings.

2.   Q.   WHY IS SECURITY FEDERAL CONVERTING?
     A. Currently, Security Federal, as a mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, the Savings Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Stock Conversion will be important to the future growth and performance of the Savings Bank by providing a larger capital base from which the Savings Bank may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

          The Board of Directors and management of Security Federal believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. The Board and management recognize the decline in the number of mutual thrifts from over 12,500 mutual institutions in 1929 to under 800 mutual thrifts today.

          Security Federal believes that converting to the stock form of organization will allow it to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. Security Federal believes that by combining its existing quality service and products with a local ownership base the Savings Bank's customers and community members who become stockholders will be inclined to do more business with Security Federal.

          Furthermore, because Security Federal competes with local and regional banks not only for customers, but also for employees, Security Federal believes that the stock form of organization will better afford Security Federal the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.



3.   Q.   IS SECURITY FEDERAL'S MUTUAL TO STOCK CONVERSION BENEFICIAL TO THE
          COMMUNITIES THAT THE SAVINGS BANK SERVES?

     A. Management believes that the structure of the Subscription, Community and Syndicated Community Offerings is in the best interest of the various communities that Security Federal serves because following the Stock Conversion it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of the Savings Bank's Local Community ("Warren County, Tennessee").

4.   Q.   WHAT EFFECT WILL THE STOCK CONVERSION HAVE ON DEPOSIT ACCOUNTS AND
          LOANS?
     A. Terms and balances of accounts in Security Federal and interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Stock Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with Security Federal.

5.   Q.   WILL THE STOCK CONVERSION CAUSE ANY CHANGES IN SECURITY FEDERAL'S
          PERSONNEL?
     A. No. Both before and after the Conversion, Security Federal's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.   Q.   WHAT APPROVALS MUST BE RECEIVED BEFORE THE STOCK CONVERSION BECOMES
          EFFECTIVE?
     A. First, the Board of Directors of Security Federal must adopt the Plan of Conversion, which occurred on January 15, 1997, and, with respect to the Plan of Conversion, as amended, on March 20, 1997. Second, the Office of Thrift Supervision must approve the applications required to effect the Stock Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Security Federal's voting members. A Special Meeting of voting members will be held on ___________, 1997, to consider and vote upon the Plan of Conversion.

              CONVERSION TO A TENNESSEE CHARTERED COMMERCIAL BANK
              ---------------------------------------------------

7.   Q.   WHEN WILL THE BANK CONVERSION BE UNDERTAKEN, IF AT ALL?
     A. If undertaken, the Bank Conversion would take place simultaneously with or as soon as practicable after the consummation of the Stock Conversion. The decision of the Board of Directors of First Federal whether or not to undertake the Bank Conversion will depend on the economic and regulatory climate at that time, among other factors.

8.   Q.   WHAT APPROVALS MUST BE RECEIVED BEFORE THE BANK CONVERSION BECOMES
          EFFECTIVE?
     A. In addition to the adoption of the Plan of Conversion by the Board of Directors of Security Federal, which occurred on January 15, 1997, and, with respect to the Plan of Conversion, as amended, on March 20, 1997, the Bank Conversion must be approved by the Office of Thrift Supervision and the Tennessee Department of Financial Institutions. The Board of Governors of the Federal Reserve System also must approve the application of Security Bancorp to become a bank holding company. Finally, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Security Federal's voting members at a Special Meeting of Members that will be held on __________, 1997 to consider and vote upon the Plan of Conversion.

                              THE HOLDING COMPANY
                              -------------------

9.   Q.   WHAT IS A HOLDING COMPANY?
     A. A holding company is a company that owns another entity. Concurrent with the Conversion, Security Federal will become a subsidiary of Security Bancorp, a Tennessee corporation organized by Security Federal to acquire all of the capital stock of Security Federal to be outstanding after the Conversion.

10.  Q.   IF I DECIDE TO BUY STOCK IN THIS OFFERING, WILL I OWN STOCK IN
          SECURITY BANCORP OR SECURITY FEDERAL?
     A. You will own stock in Security Bancorp. However, Security Bancorp, as a holding company, will own all of the outstanding capital stock of Security Federal.

11.  Q.   WHY DID THE BOARD OF DIRECTORS FORM SECURITY BANCORP?
     A. The Board of Directors believes that the Conversion of Security Federal and the formation of Security Bancorp as the holding company for Security Federal will result in a stronger financial institution with the ability to provide additional flexibility to diversify the Savings Bank's business activities through existing or newly-formed subsidiaries, although there are no current arrangements or understandings with respect to such diversification. Security Bancorp will also be able to use stock-based incentive programs to attract and retain executive and other personnel for itself and its subsidiaries.

                         ABOUT BECOMING A STOCKHOLDER
                         ----------------------------

12.  Q.   WHAT ARE THE SUBSCRIPTION, DIRECT COMMUNITY AND SYNDICATED COMMUNITY
          OFFERINGS?
     A. Under the Plan of Conversion adopted by Security Federal, Security Bancorp is offering shares of stock in the Subscription Offering to certain current and former customers of the Savings Bank and to the Savings Bank's Employee Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Direct Community Offering with preference given to natural persons and trusts of natural persons who are permanent residents of the Savings Bank's Local Community. These Offerings are consistent with the board's objective of Security Bancorp, Inc. being a locally owned financial institution. The Subscription Offering and Direct Community Offering are being managed by Trident Securities, Inc. It is anticipated that any shares not subscribed for in either the Subscription or Direct Community Offerings may be offered for sale in a Syndicated Community Offering, which is an offering on a best efforts basis by a selling group of broker-dealers.

13.  Q.   MUST I PAY A COMMISSION TO BUY STOCK IN CONJUNCTION WITH THE
          SUBSCRIPTION, DIRECT COMMUNITY OR SYNDICATED COMMUNITY OFFERINGS?
     A. No. You will not pay a commission to buy the stock if the stock is purchased in the Subscription, Direct Community or Syndicated Community Offerings.

14.  Q.   HOW MANY SHARES OF SECURITY BANCORP COMMON STOCK WILL BE ISSUED IN THE
          CONVERSION?
     A. It is currently expected that between 280,500 shares and 379,500 shares of common stock will be sold at a price of $10.00 per share. Under certain circumstances the number of shares may be increased to 436,425.

15.  Q.   HOW WAS THE PRICE DETERMINED?
     A. The aggregate price of the common stock was determined by Feldman Financial Advisors, Inc., an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The price is based on the pro forma market value of Security Federal and Security Bancorp, as converted as determined by the independent evaluation.

16.  Q.   WHO IS ENTITLED TO BUY COMMON STOCK IN THE CONVERSION?
     A. The shares common stock of Security Bancorp to be issued in the Stock Conversion are being offered in the Subscription Offering in the following order of priority to: (i) depositors with $50.00 or more on deposit at the Savings Bank as of December 31, 1995 ("Eligible Account Holders"), (ii) the Savings Bank's ESOP, (iii) depositors with $50.00 or more on deposit at the Savings Bank as of March 31, 1997 ("Supplemental Eligible Account Holders"), and (iv) depositors and borrowers of the Savings Bank as of _______, 1997 ("Voting Record Date") and borrowers of the Savings Bank whose loans were outstanding as of April 15, 1995, ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan of Conversion. Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering may be offered subsequently in the Direct Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons permanently residing in Warren County, Tennessee (the Savings Bank's "Local Community"). Shares, if any, not subscribed for in the Subscription or Direct Community Offerings may be offered to the general public in the Syndicated Community Offering.

17.  Q.   ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE?
     A. No. Subscription rights granted to Security Federal's Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the Stock Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to purchase stock in the Conversion and be subject to other possible sanctions. IT IS THE RESPONSIBILITY OF EACH SUBSCRIBER QUALIFYING AS AN ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER OR OTHER MEMBER TO LIST COMPLETELY ALL ACCOUNT NUMBERS FOR QUALIFYING SAVINGS ACCOUNTS OR LOANS AS OF THE QUALIFYING DATE ON THE STOCK ORDER FORM.

18.  Q.   WHAT ARE THE MINIMUM AND MAXIMUM NUMBERS OF SHARES THAT I CAN PURCHASE
          IN THE STOCK CONVERSION?
     A. The minimum number of shares is 25. The maximum number of shares that may be purchased in the Stock Conversion by any persons or entity exercising subscription rights through a single account currently is 7,500. The maximum number of shares that may be purchased in the Stock Conversion by any person or entity other than the ESOP, together with any associate or persons or entities acting in concert with such person, currently is 15,000 shares.

19.  Q.   ARE THE BOARD OF DIRECTORS AND MANAGEMENT OF SECURITY FEDERAL BUYING
          SHARES OF COMMON STOCK OF SECURITY BANCORP?
     A. Directors and executive officers of the Savings Bank are expected to subscribe for __________ shares. The purchase price paid by directors and executive officers will be the same $10.00 per share price as that paid by all other persons who order stock in the Subscription, Direct Community or Syndicated Community Offerings.

20.  Q.   HOW DO I SUBSCRIBE FOR SHARES OF STOCK?
     A. To subscribe for shares of stock in the Subscription Offering, you should send or deliver a stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to Security Federal in the postage-paid envelope provided, so that the stock order form and payment or withdrawal authorization instructions are received prior to the close of the Subscription Offering, which will terminate at 12:00 p.m., Central Time, on ___________, 1997, unless extended. Payment for shares may be made in cash (if made in person) or by check or money order. Subscribers who have deposit accounts with Security Federal may include instructions on the stock order form requesting withdrawal from such deposit account(s) to purchase shares of common stock of Security Bancorp. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

          If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Direct Community Offering, which will begin as soon as practicable after the end of the Subscription Offering, but may begin at any time during the Subscription Offering. Persons who wish to order stock in the Direct Community Offering should return their stock order form as soon as possible after the Direct Community Offering begins because it may terminate at any time after it begins. Members of the general public should contact the Stock Information Center at (615) ________ for additional information.

21.  Q.   MAY I USE FUNDS IN A RETIREMENT ACCOUNT TO PURCHASE STOCK?
     A. Yes. If you are interested in using funds held in your retirement account at Security Federal, the Stock Information Center can assist you in transferring those funds to a self-directed IRA, if necessary, and directing the trustee to purchase the stock. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved, IRA transfers from Security Federal must be completed by _________. For additional information, call the Stock Information Center at (615) __________.

22.  Q.   WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR A STOCK PURCHASE?
     A. Yes. Security Federal will pay interest at its passbook rate from the date the funds are received until completion of the stock offering or termination of the Stock Conversion. All funds authorized for withdrawal from deposit accounts with Security Federal will continue to earn interest at the contractual rate until the date of the completion of the Stock Conversion.

23.  Q.   MAY I OBTAIN A LOAN FROM SECURITY FEDERAL TO PAY FOR SHARES PURCHASED
          IN THE CONVERSION?
     A. No. Federal regulations prohibit Security Federal from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of purchasing stock in the Stock Conversion.

24.  Q.   IF I BUY STOCK IN THE STOCK CONVERSION, HOW WOULD I GO ABOUT BUYING
          ADDITIONAL SHARES OR SELLING SHARES IN THE AFTERMARKET?

     A. Security Bancorp expects to have the Common Stock quoted on the OTC "Electronic Bulletin Board" under the symbol "____." Therefore, once the stock has commenced trading, interested investors may contact any broker to buy or sell shares.

25.  Q.   WHAT IS SECURITY BANCORP'S DIVIDEND POLICY?
     A. The Board of Directors of Security Bancorp intends to adopt a policy of paying regular cash dividends in the first full quarter following consummation of the Stock Conversion. Dividends will be subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the operating results and financial condition of Security Bancorp, capital requirements and regulatory restrictions on the payment of dividends by the Savings Bank to Security Bancorp upon which dividends paid by Security Bancorp eventually will be primarily dependent. There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

26.  Q.   WILL THE FDIC INSURE THE SHARES OF THE HOLDING COMPANY?
     A. No. The shares of Security Bancorp are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

27.  Q.   IF I SUBSCRIBE FOR SHARES AND LATER CHANGE MY MIND, WILL I BE ABLE TO
          GET A REFUND OR MODIFY MY ORDER?
     A. No. Your order cannot be canceled, withdrawn or modified once it has been received by Security Federal without the consent of Security Federal.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION
                   -----------------------------------------

28.  Q.   AM I ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO BE HELD TO
          CONSIDER THE PLAN OF CONVERSION?
     A. You are eligible to vote at the Special Meeting of Members to be held on __________, 1997 if you were a depositor or borrower of Security Federal at the close of business on the Voting Record Date (_______, 1997) and continue as such until the Special Meeting. If you were a member on the Voting Record Date, you should have received a proxy statement and a proxy card with which to vote.

29.  Q.   HOW MANY VOTES DO I HAVE?
     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s). Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes.

30.  Q.   IF I VOTE "AGAINST" THE PLAN OF CONVERSION AND IT IS APPROVED, WILL I
          BE PROHIBITED FROM BUYING STOCK DURING THE SUBSCRIPTION OFFERING?
     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing Security Bancorp common stock in the Subscription Offering.

31.  Q.   DID THE BOARD OF DIRECTORS OF SECURITY FEDERAL UNANIMOUSLY ADOPT THE
          CONVERSION?
     A. Yes. Security Federal's Board of Directors unanimously adopted the Plan of Conversion and urges that all members vote "FOR" approval of such Plan.

32.  Q.   WHAT HAPPENS IF SECURITY FEDERAL DOES NOT GET ENOUGH VOTES TO APPROVE
          THE PLAN OF CONVERSION?
     A. Neither the Stock Conversion nor the Bank Conversion would not take place, and Security Federal would remain a mutual savings institution.

33.  Q.   AS A QUALIFYING DEPOSITOR OR BORROWER OF SECURITY FEDERAL, AM I
          REQUIRED TO VOTE?
     A. No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

34.  Q.   WHAT IS A PROXY CARD?
     A. A proxy card gives you the ability to vote without attending the Special Meeting in person. If you received more than one informational packet, then you should vote the proxy cards in all packets. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

          You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Plan of Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

35.  Q.   HOW CAN I GET FURTHER INFORMATION CONCERNING THE STOCK OFFERING?
     A. You may call the Stock Information Center at (615) ________ for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.

     THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITY BANCORP, INC. COMMON STOCK. SUCH OFFERS AND SOLICITATION MAY BE MADE ONLY BY MEANS OF THE PROSPECTUS. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (615)
______________.

     THE SHARES OF SECURITY BANCORP, INC. COMMON STOCK BEING OFFERED ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                               IV.  IRA Mailing



A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Savings Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Savings Bank.

B.   Quantity

     One IRA letter is proposed to be mailed to each IRA customer of the Savings Bank. These letters would be mailed following OTS approval for the conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.   Example - See following page.

                          Security Federal Letterhead



                               ___________, 1997

Dear Individual Retirement Account Participant:

     As you know, Security Federal is in the process of converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and has formed Security Bancorp, Inc. to hold all of the stock of Security Federal (the "Conversion"). Through the Conversion, certain current and former depositors and borrowers of Security Federal have the opportunity to purchase shares of common stock of Security Bancorp, Inc. in a Subscription Offering. Security Bancorp, Inc. currently is offering up to _________ shares, subject to adjustment, of Security Bancorp, Inc. at a price of $10.00 per share.

     As the holder of an individual retirement account ("IRA") at Security Federal, you have an opportunity to subscribe for shares of common stock of Security Bancorp, Inc. using funds being held in your IRA. If you desire to describe for shares of common stock of Security Bancorp, Inc. through your IRA, Trident Securities, Inc. and Security Federal can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without adverse tax consequence to your retirement account.

     If you are interested in receiving more information on self-directing your IRA, please contact our Conversion Center at (615)________. Because it may take several days to process the necessary IRA forms, a response is requested by _______, 1997 to accommodate your interest.

                                   Sincerely,



                                   Joe H. Pugh
                                   President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy Security Bancorp, Inc. common stock. The offer is made only by the Prospectus, which was recently mailed to you. THE SHARES OF SECURITY BANCORP, INC. COMMON STOCK ARE NOT DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE
                                ---
CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                      V.  Counter Cards and Lobby Posters

A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to Security Federal's ctomers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.

     Approximately 1 - 2 Lobby posters will be used at each office of Security Federal

C.   Example

D.   Size

     The counter card will be approximately 8 1/2" x 11".

     The lobby poster will be approximately 16" x 20".

C.                                                 POSTER
                                                     OR
                                                   COUNTER CARD

================================================================================

                          "TAKE STOCK IN OUR FUTURE"

                           "STOCK OFFERING MATERIALS

                                AVAILABLE HERE"

                               SECURITY FEDERAL

================================================================================

                              VI.  Proxy Reminder


A.   Explanation

     A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example

C.   Size

     Proxy reminder is approximately 8 1/2" x 11".

B.   Example
____________________________________________________________________________

                          P R O X Y  R E M I N D E R


               SECURITY FEDERAL SAVINGS BANK OF MCMINNVILLE, TN



YOUR VOTE ON OUR PLAN OF CONVERSION HAS NOT BEEN RECEIVED.
---------                           ---------------------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
---------------------------
VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     ----------------------------
PROXY CARD TO SECURITY FEDERAL TODAY.  PLEASE VOTE ALL PROXY CARDS RECEIVED.
                                                   ---

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.


                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                    SECURITY FEDERAL

____________________________________________________________________________

                       IF YOU RECENTLY MAILED THE PROXY,
             PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                   FOR FURTHER INFORMATION CALL (615)_____.